Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Phio Pharmaceuticals Corp.

Marlborough, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2020 relating to the consolidated financial statements of Phio Pharmaceuticals Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

Boston, Massachusetts

December 23, 2020